Exhibit 99.1

FOR IMMEDIATE RELEASE

ACQUISITION OF DELPHI FINANCIAL BY TOKIO MARINE CLOSES

Wilmington, Delaware, May 15, 2012 – Delphi Financial Group, Inc. (Delphi) (NYSE:DFG) today announced the closing of its acquisition by Tokio Marine Holdings, Inc. (Tokio Marine).  The aggregate consideration paid in connection with the merger was approximately $2.7 billion and the merger will become effective today at 5:30 p.m., New York City time. Delphi stockholders of record immediately prior to the effective time of the merger will receive $1.00 in cash per share pursuant to a one-time special dividend from Delphi for each share of stock they own.  The special dividend will be paid on May 16, 2012.

Delphi’s Class A common stock will be suspended for trading on the New York Stock Exchange before the market opens on May 16, 2012 and will subsequently be delisted. The transaction was approved by Delphi’s stockholders at a special meeting held on March 13, 2012.

About Delphi Financial Group, Inc.:

Delphi Financial Group, Inc. is a financial services company focused on specialty insurance and insurance-related businesses. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s corporate website address is www.delphifin.com.

Contact:

Investors:
Bernard J. Kilkelly, Vice President-Investor Relations
Delphi Financial Group, Inc.
Email: bkilkelly@dlfi.com
Tel: +1-212-303-4349

Press:
Steve Lipin
Gemma Hart
Brunswick Group LLC
Tel: +1-212-333-3810